Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FIRST QUARTER OF FISCAL 2015

- Final results from binimetinib Phase 2 in NRAS melanoma confirmed prior Progression Free Survival result and demonstrated encouraging Overall Survival-
-Most frequently observed adverse events consistent with MEK inhibitor class-
-Selumetinib demonstrated tolerability with multiple first-line NSCLC chemotherapy doublets, and dose exploration is ongoing-

Boulder, Colo., (November 4, 2014) - Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the first quarter of its fiscal year ending June 30, 2015.

Ron Squarer, Chief Executive Officer of Array, noted, “The Array-invented MEK inhibitors, binimetinib and selumetinib, are currently advancing in six Phase 3 trials, and our partners expect our first regulatory filing next year with top line results from the other trials available in 2016. In addition, we continue to collect data on our wholly-owned filanesib program in two Phase 2 multiple myeloma trials including a randomized combination trial with Kyprolis. With the progress we continue to make, Array looks forward to potential commercial revenue within the next two years.”

Revenue for the first quarter of fiscal 2015 was $6.1 million, compared to $14.2 million for the same period in fiscal 2014. The lower revenue in the current period is due to the full recognition in prior periods of up-front license fees. Collaboration revenue increased by $1.7 million during the three months ending September 30, 2014 largely as a result of our expanded or new collaborations. Net loss for the first quarter was $27.6 million, or ($0.21) per share, compared to a net loss of $15.7 million, or ($0.13) per share, for the same period in fiscal 2014. Array ended the quarter with $111 million in cash, cash equivalents and marketable securities.

KEY PIPELINE UPDATES
Binimetinib (MEK162) (co-developing with Novartis) - Three Phase 3 trials enrolling and clinical data presented at the European Society for Medical Oncology (ESMO) Congress.
In 2010, Array entered into an agreement with Novartis under which Novartis received worldwide rights to binimetinib. In April 2014, Novartis and GlaxoSmithKline (GSK) announced a definitive agreement which included Novartis acquiring GSK’s MEK inhibitor, Mekinist®. The transaction is subject to approval by GSK shareholders and closing conditions, including anti-trust approvals. If Novartis’ binimetinib development and commercialization rights are returned to Array as a result of this transaction, Novartis must provide support for ongoing clinical studies as specified in the Array-Novartis agreement. Array reported previously that Novartis has indicated it will continue to honor its obligations under our agreement relating to binimetinib, including obligations relating to support for ongoing clinical trials.

Three Phase 3 trials with binimetinib in advanced cancer patients continue to enroll: NRAS-mutant melanoma (NEMO / NCT01763164), low-grade serous ovarian cancer (MILO / NCT01849874) and BRAF-mutant melanoma (COLUMBUS / NCT01909453). NRAS-mutant melanoma represents the first potential indication for binimetinib with the projected regulatory filing in the first half of 2016.

Final results from a Phase 2 trial of binimetinib in patients with advanced NRAS-mutant melanoma were presented at the ESMO Annual Meeting in September. Results from the 117 patient study showed median progression free survival (mPFS) of 3.6 months and objective response rate (ORR) of 14.5%, including one patient who achieved a complete response. These findings were consistent with previously disclosed interim results at the American Society of Clinical Oncology 2012 Annual Meeting. In addition, the median overall survival (mOS) of 12.2 months is encouraging for this patient population, which has a particularly poor prognosis. NEMO, a global Phase 3 trial currently enrolling patients with NRAS-mutant melanoma, is designed to measure the difference in mPFS between patients treated with binimetinib versus those treated with dacarbazine, a current standard of care. Adverse events in the Phase 2 study were generally mild to moderate. The most frequently observed adverse events included acneiform dermatitis, increased blood creatine phosphokinase and peripheral edema, which are consistent with previous results reported for the MEK inhibitor class.

Selumetinib (partnered with AstraZeneca) - Three Phase 3 trials enrolling, including a study in non-small cell lung cancer (NSCLC), and clinical data presented at ESMO 2014
Three Phase 3 trials continue to evaluate selumetinib in patients with advanced cancers: second-line KRAS-mutant advanced or metastatic NSCLC (SELECT-1 / NCT01933932), differentiated thyroid cancer (ASTRA / NCT01843062) and metastatic uveal melanoma (SUMIT/NCT01974752).  AstraZeneca has indicated that a regulatory filing from the uveal melanoma study is expected in 2015.  In addition, AstraZeneca is conducting two new NSCLC studies involving selumetinib, one in combination with docetaxel followed by MEDI4736 (anti-PD-L1 antibody), the other in combination with AZD9291 (mutant-selective EGFR inhibitor).

Preliminary data from an ongoing Phase 1 dose-escalation study of selumetinib in combination with first‑line chemotherapy regimens in an unselected population of advanced NSCLC patients were presented at ESMO 2014.  As of August 1, 2014, 26 patients had been treated. The adverse event profile appeared consistent with the known side-effect profiles of the individual components of study treatments. Selumetinib was tolerated in combination with pemetrexed plus carboplatin and in combination with gemcitabine plus cisplatin, and dose exploration is ongoing for both combinations. Although selumetinib was not administered at its full dose, preliminary signs of clinical activity have been observed; of 20 evaluable patients, 4 patients had a partial response, 7 patients had an unconfirmed partial response and 6 patients demonstrated stable disease for at least 6 weeks.

Filanesib (ARRY-520) -Two Phase 2 studies continue to enroll while Array awaits clarity on binimetinib
Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently-available myeloma therapies, such as immunomodulatory drugs and proteasome inhibitors.  Array has previously indicated plans to initiate the FACTOR trial, a global Phase 3 study comparing the novel proteasome inhibitor Kyprolis® (carfilzomib) plus filanesib to Kyprolis alone in several hundred patients with relapsed refractory multiple myeloma (RRMM), this year, informed by data from an ongoing randomized Phase 2 Kyprolis combination study.  While Array is in a position to dose patients in the FACTOR trial at this time, the company is delaying the start of patient enrollment until it has clarity on the potential return of binimetinib.
In addition to the Phase 2 Kyprolis combination study (ARRAY-520-216, NCT01989325), the AfFIRM trial (NCT02092922), a global Phase 2 study with single-agent filanesib in 160 patients with RRMM, continues to enroll patients.
ARRY-797 (ARRY-371797) - Phase 2 trial enrolling patients with LMNA-related dilated cardiomyopathy (DCM)
Array is enrolling a 12-patient Phase 2 study (NCT02057341) to evaluate the effectiveness and safety of ARRY-797 in patients with LMNA-related DCM, a serious, genetic cardiovascular disease. By age 45, approximately 70% of patients with LMNA-related DCM experience cardiovascular death, transplant or a major cardiac event. Array plans to provide an update on this program early next year.

ASLAN Pharmaceuticals / ASLAN001 (ARRY-543) - ASLAN initiates gastric cancer clinical trial in Taiwan
ASLAN initiated a Phase 1b dose escalation study of ASLAN001, a small molecule, oral pan-HER inhibitor for the treatment of solid tumors, including gastric cancer, in Taiwan. The study will explore the safety and tolerability of ASLAN001 in combination with cisplatin/FU and cisplatin/capecitabine. Gastric cancer is one of the most prevalent malignancies in the world. Half of the world’s total gastric cancer cases occur in Eastern Asia. In Taiwan alone, it affects around 4,000 people every year, the majority of whom die as a result, however treatment options for patients continue to be very limited. ASLAN001 is expected to enter Phase 2b trials for solid tumors, including gastric cancer, shortly.

VentiRx Pharmaceuticals / Motolimod (VTX-2337) - FDA grants Fast Track designation to motolimod
The FDA has granted Fast Track designation to the investigation of motolimod when administered in combination with pegylated liposomal doxorubicin (PLD) for the treatment of women with ovarian cancer whose disease has progressed on or recurred after platinum-based chemotherapy. Motolimid is a novel TLR8 immunotherapy currently being evaluated in two randomized, placebo-controlled Phase 2 trials.

ENHANCING LEADERSHIP
Victor Sandor, M.D., C.M., joins Array Executive Management Team
Dr. Victor Sandor was appointed Array’s Chief Medical Officer and is leading clinical, medical and regulatory strategy and operations across the Array portfolio, including binimetinib and filanesib.  Dr. Sandor brings a wealth of experience in oncology/hematology drug development, following a successful track record in leadership positions at premier biopharmaceutical and pharmaceutical companies, including Incyte, Biogen, and AstraZeneca.  In these roles, he was instrumental in bringing products such as Jakafi® (ruxolitinib), Arimidex® (anastrozole) and Faslodex® (fulvestrant injection) to the market and was responsible for advancing these and several other targeted- and immuno-therapies through clinical development for a broad range of cancer indications.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, November 4, 2014 at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:        Tuesday, November 4, 2014
Time:        9:00 a.m. Eastern Time
Toll-Free:    (800) 708-4540
Toll:        (847) 619-6397
Pass Code:    38177000
Webcast, including Replay and Conference Call Slides:
http://www.media-server.com/m/acs/835a9ca60ab7df8747dc3aa3ad1d878b

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six Phase 3 studies are currently enrolling patients. These programs include two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of November 4, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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Array BioPharma Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2014	2013
Revenue
License and milestone revenue	$169	$10,065
Collaboration revenue	5,900	4,163
Total revenue	6,069	14,228

Operating expenses
Cost of partnered programs	12,177	10,658
Research and development for proprietary programs	12,190	11,704
General and administrative	6,799	5,179
Total operating expenses	31,166	27,541

Loss from operations	(25,097)	(13,313)

Other income (expense)
Interest income	13	16
Interest expense	(2,509)	(2,383)
Total other expense, net	(2,496)	(2,367)

Net loss	$(27,593)	$(15,680)

Weighted average shares outstanding – basic and diluted	131,826	117,509

Net loss per share – basic and diluted	$(0.21)	$(0.13)

Summary Balance Sheet Data
(In thousands)

	September 30, 2014	June 30, 2014

Cash, cash equivalents and marketable securities	$111,432	$111,638
Property, plant and equipment, gross	90,930	90,447
Working capital	66,218	68,943
Total assets	135,328	139,053
Long-term debt, net	105,263	103,952
Total stockholders' deficit	(37,580)	(25,721)

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